UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Constant Contact, Inc.

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On November 2, 2015, the following email was sent to all employees of Endurance International Holdings, Inc. (“Endurance”) by Endurance Corporate Communications.

Dear Team:

This morning, in addition to our 2015 third quarter earnings, Hari and our CFO Marc also announced that Endurance has signed a definitive agreement to acquire Constant Contact. We are very excited to welcome Constant Contact into the Endurance family, and believe that Constant Contact’s strong capabilities in product development and customer service engagement will build additional strength within the Endurance organization.

As Hari said earlier today, “We couldn’t be more pleased to welcome Constant Contact to our family of brands. We have long admired Constant Contact and its strong management team, and all that it has accomplished in building a great product set, as well as building an influential culture and team. Their focus on the customer and product development complements our offerings for small business services, and expands our ability to address the needs of SMBs. We are excited to add this talented team to our roster.” The closing is expected to occur in the first quarter of 2016, subject to customary closing conditions, and we will continue to operate as separate companies until then.

Please tune in to the Town Hall today at 2:00 PM ET when you will hear from Hari, Ron, and Gail Goodman, Constant Contact’s CEO! If you can’t make the town hall live, a recording will be posted to buildtoabilion.com and a recap will be included in this week’s edition of Compass.

Some additional highlights from the earnings call include:

•	GAAP revenue was $188.5 million, reflecting year over year growth of 18%.

•	Total subscribers on platform increased to approximately 4.5 million.

•	Average revenue per subscriber (ARPS) was $14.29.

For more information, including the webcast, full earnings release, presentation and prepared remarks, visit: http://ir.endurance.com/events.cfm.

Please note: Regarding the Constant Contact announcement, if there are any media inquiries, or questions that come through social media, please do not comment and instead direct them to the press release here or contact dani.lasalvia@endurance.com.

Additional Information About the Acquisition and Where to Find It

This communication is being made in respect of the proposed transaction involving Constant Contact and Endurance. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed merger between Constant Contact and Endurance. Constant Contact expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed merger. The definitive proxy statement will be sent or given to the shareholders of Constant Contact and will contain important information about the proposed transaction and related matters. INVESTORS OF CONSTANT CONTACT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CONSTANT CONTACT, ENDURANCE AND THE PROPOSED MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Constant Contact with the SEC at the SEC’s website at www.sec.gov, at Constant Contact’s website at www.constantcontact.com or by sending a written request to Constant Contact at 1601 Trapelo Road, Waltham, Massachusetts 02451, Attention: Investor Relations Department.

Participants in the Solicitation

Constant Contact, Endurance, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from Constant Contact’s stockholders in connection with the proposed merger. Information regarding Constant Contact’s and Endurance’s directors and executive officers is set forth in their respective definitive proxy statements for their respective 2015 Annual Meetings of Stockholders and their respective most recent annual reports on Form 10-K. Information regarding other persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Constant Contact’s stockholders in connection with the proposed merger will be set forth in Constant Contact’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and Constant Contact’s and Endurance’s respective directors and executive officers and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expected timing of the completion of the transaction described in this communication and the related financing; the expected benefits of the transaction; the valuation of Constant Contact; Endurance’s immediate and long-term financial expectations for the combined business, including expected growth, free cash flow generation and ability to achieve long-term financial targets; expectations regarding Endurance’s and Constant Contact’s full-year fiscal 2015 results; and the future operation, direction and success of the Endurance and Constant Contact businesses. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this communication that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, uncertainties as to the timing of the contemplated transaction; uncertainties as to the approval of Constant Contact stockholders required in connection with the contemplated transaction; the possibility that a competing proposal will be made; the possibility that Endurance may not receive financing on the terms expected; the possibility that the closing conditions to the contemplated transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; the effects of disruption of Endurance’s current plans and operations caused by the announcement of the contemplated transaction, which may cause Endurance’s stock price to decrease or make it more difficult to maintain relationships with employees, customers, vendors and other business partners; the possibility that the business of Constant Contact may suffer as a result of uncertainty surrounding the transaction or that Constant Contact may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors; the inability of Endurance and Constant Contact to retain key personnel; the risk that stockholder litigation or other legal proceeding in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; the possibility of the transaction involving unexpected costs, liabilities or delays; the possibility of any failure to realize the intended benefits of the contemplated transaction, including the inability to integrate Constant Contact’s and

Endurance’s business and operations or to realize the anticipated synergies in the expected amount or within the anticipated time frames or cost expectations or at all; the possibility that Endurance’s and Constant Contact’s estimated fiscal 2015 results may differ from expectations; other business effects, including the effects of industry, economic or political conditions outside of the control of the parties to the contemplated transaction; additional expenditures of time and resources related to transaction costs, charges and expenses; adverse impact on Endurance’s business from increased indebtedness and the cost of servicing its debt; actual or contingent liabilities; and other risks and uncertainties discussed in Endurance’s and Constant Contact’s filings with the SEC, including the “Risk Factors” sections of Endurance’s and Constant Contact’s most recent Quarterly Reports on Form 10-Q for the period ended June 30, 2015 and most recent Annual Reports on Form 10-K for the year ended December 31, 2014. You can obtain copies of Endurance’s and Constant Contact’s filings with the SEC for free at the SEC’s website (www.sec.gov). If the transaction is consummated, Constant Contact’s stockholders will cease to have any equity interest in Constant Contact and will have no right to participate in its earnings and future growth. Neither Endurance nor Constant Contact assume any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

On November 2, 2015, Ms. Goodman spoke and answered questions at a meeting with Endurance’s employees. The following is a transcript of the meeting.

We are really excited to announce the CTCT deal; we talked about it this morning with investors.

I just came back from there after another town hall meeting. This is something that we’ve been working on for quite a while and in some ways for many years.

Gail Goodman is here from Constant Contact (Cheers)

So I would say almost … Massachusetts based, they are sort of a class of 1997… is how I think about it. There was Constant Contact, back then called Roving software, Us, there was another company called BuyerZone, there was interlinks … , many have fallen by the wayside… some have gotten sold.

I would say from the class of 1997 these are the last two standing and now it’s one … so that is exciting and it’s fun. So, what I wanted to tell you a little bit about is why this transaction makes sense for us, what the rationale for it was and maybe have Gail to come up here and tell us a little bit about her perspectives on the deal.

Open up to Q&A. I know the rest of our offices are also listening in and then we’ll just do a live Q&A today and then if we’ve got time left we’ll answer the rest of the 7 questions about the frickin’ Massage chairs (laughter) …

So, this transaction is something that is a little bit of a variation from what we have done in the past for multiple reasons. The first one is, as we think about the hosting space and web presence etc. and we think about aspirationally trying to go on a journey that takes us beyond a billion dollars in revenue and look at marketing opportunities that are out there. It’s pretty evident to us that you can’t be pigeon holed into just providing web presence for customers. It’s too limiting. As we’ve talked about through the growth initiatives and all of the growth gateways, we’ve already started doing that organically with the launch of a lot of our new brands. A lot of the growth side of the business. This is just a progression of that strategy, the way I think about it. If you think about a small business customer that comes on board, the first thing they look for is they want web presence, they want to set up a website, they want to get email, they want to get domains and you talk to them a little while later and try to figure out what it is that they are looking at as a next leg of their journey, most of the time what you hear is “Help us grow our business”, “Help us figure out how we can get additional customers to our business, additional leads, additional revenue that we can get from our website”. And if you think about CTCTs journey they’ve come about it slightly differently over the last 15 years. The first, they start with an email marketing product which is helping businesses engage their customers better, also be able to drive better revenues by getting those lists to get bigger over time. And thereby sort of increasing customer retention, customer engagement and customer leads into which that small business can sell more products into … so they’ve already started there and beyond that they then expanded into other products like a social platform… they have a brand new product out there which is letting small businesses market into Facebook which they just launched, Toolkit is an amazing product suite. They have about 1400 employees mostly through the US. About 800 of them are in Waltham right off 95. And we’ve had a great partnership with CTCT over the many years but I would say a very deep engaged one this year where the product muscle and the technology and the analytics at CTCT are phenomenal. Our funnel is very good because we start with a ubiquitous product that all small business need and as we’ve tried to cross engage these two things … I know there is a tiger team, some folks here were already part of that … we have been driving more and more sign ups into CTCT. There is about 1000 or so a month that we are sending in after about 6 weeks of work … imagine what we could do if we could get that 800 + people at CTCT that are here locally, a lot of our team working together to be able to leverage the funnel that we already have to be able to use the CTCT product.

So its super exciting, it’s the biggest deal we’ve done. We are signed now but not yet closed as is the case in public transitions we have to go through a regulatory framework to get it approved through the DOJ and such and we anticipate closing the deal in January and we offered to pay $32 per share which is right about $1.1B and for people that care, that will all be sort of nothing that hits our equity, It’s all coming through a fully committed bit of financing from the bank that we’ve put together.

So, I guess as for changes and things that are happening here, I would say in general it’s just more goodness. Gail has been on a warpath to go out there and hire some of the best developers and some of the best product folks in the Massachusetts area. They have something called Innoloft where they have been helping small businesses get seeded and basically kind of setup so there is a lot of stuff that we will start working together on once this window is done when we actually become part of each other’s business in a truly combined way when it closes. So until then we will keep operating as separate businesses but with some loose collaboration as we get into January as we kind of end up figuring out exactly who is going to be working on CTCT proper, who is going to be working across enterprise, we will have some shuffles which we will come back and we will talk to you folks about.

But all in all I’m excited, I don’t know we said a Billion bucks, we are going to do a Billion +1 combined this year, $1.2 + next year, so big round of applause guys.

(Applause)

So with that I’d like to have Gail come up and give her perspective and then we can jump right into Q&A

(Applause)

Hi, it’s very nice to meet everybody and I’m really excited to be here and … hi to remote locations.

What I thought I’d do is really just talk about why we are so excited and then I’ll give a little bit of background on CTCT and then we’ll dive into Q&A.

So, I’ve been at CTCT pretty much since founding. I joined a team of 6 folks with an idea and something that we called a beta that was really an alpha and we figured out how to get that to market but most importantly how to get small businesses to learn new marketing methods because it turned out that it just wasn’t enough to give them the software, we had to give them the know-how to use it and the tools and capabilities. And so we then also had to invent a way to go to market to customers that were much later in the lifecycle than you guys topically see. So I would say that we’ve asked ourselves, “Should we be in the hosting, website building business” like 15 times over our history. “That’s where small businesses start online” … “that’s where the best opportunity is” and we kept looking at that business and we kept saying, “we have no idea how to do that at scale”. “that is a whole different set of scale economics”, “we’re not good at it”, “there’s a lot of people already at it”, “It’s very competitive”, “we can’t go there” and we said instead, let’s partner with the folks that have that access and we started knocking on doors like yours and others and trying to find great partnerships and what we found in Endurance, is someone who really got that lifecycle from online presence through to growth that we could work with and it took a while to get the deal done and get going but boy are we seeing the potential in that and for us as we’ve learned our go to market channels we built a great funnel to the market but then it stalled at 50K new customers a quarter.. we are like… “that’s not bad,” … but as you guys know as a public company, as a growth company, you’ve got to keep pushing that number up. And we weren’t finding it because the market got crowded… we weren’t’ finding it because small businesses are in a tough economic situation. And so together, we thing that opportunity to reach small businesses, and get more of them to start using our entire suite of online marketing tools is really powerful. Our team is really excited about the opportunity to figure out how to match what we do to each of your unique brands… so whether that is under our brand directly or labeled under your brands. We think there is an opportunity to mix and match the pieces we have and the pricing models and funnel models to your various brands and really get a whole lot more small businesses doing more business. So one of our key tag lines is “Help small business do more business” and we think together we can help a lot more small businesses do a lot more business. And that is what gets our team excited.

It was interesting when we started looking at core values. So our #1 core value is “Customers First. Always.” and yours was “Customers First” and that was a really comforting moment to realize that we both think about the customer as the critical starting point and we know that with recurring revenue subscription models, right, if they’re not happy, they aren’t going to stay. So you need to get customer son board, you need to get them successful...for our products it looks a little different than it does for your products but we look forward to figuring out how to do that together and how to really make that successful.

So I think I’ll just stop there and say that the team over at CTCT this morning was super pumped up.. we made it a really big celebration moment. They are where you would expect folks to be when you’ve just announced that you’ve been acquired… excited ... a little nervous … excited … a little nervous. So we are going to try to keep them calm and focused and a bunch of folks from Endurance are going to come down and we are going to do a little cocktail party at the end of the day, show them you are human and not just a name on the press release and I think people will start to relax a little bit and know that we are going to figure it out together as we chart the path to a combined organization.

So I’ll just say that I’m really excited to be here and we’ll open it up for Q&A

Q&A … just the US offices on the Livestream:

Q: We’ve been doing a lot of work going internationally. We’ve got some stuff in Brazil now and 500 people in Mumbai and I wonder with CTCT, have you looked much outside the US and done much out there and what are your thoughts on opportunities?

A: (Gail)

We have really not done as much as we would have liked to have done getting international so that is one more exciting opportunity for us to do together. A lot of that has been because we have been working on a new authoring platform so everything that someone does in CTCT, whether that is something they are doing on social media or something they are doing through email. Really starts with creating a campaign, authoring something. And we were working on a new modern, mobile first, really beautiful authoring platform and we decided to defer internationalization until that platform was done.. but the good news is that is coming to market as week speak. By the end of this year 100% of our new trialers , our new funnel will be on that… we have a ‘migrate the customer base’ problem behind that but that was the base we wanted to localize form and together I’m looking forward to doing that.

Q: How do we measure ourselves (aka Endurance)

A: (Hari)

(Endurance specific ... didn’t transcribe)

Q: Mumbled…. System??

A: (Hari)

It’s in the public set up out there too but as two public companies, obviously there is a lot of over lap costs, obviously you don’t need some of the same compliance on both sides for example, some of the accounting blah blah blah.. so there is a little bit of that and I think that it’s still being decided on but if you look at the Public piece of that between sort of savings in marketing, savings in headcount etc. it’s about 55M ish is what we’ve told them public marketplace and we’ve worked with Gail and team to try to put that together but much more details to come once the closing is done because that’s when you can really sit down and talk about it because the regulatory framework doesn’t let you sit down and discuss integration plans now

(Gail)

And I think that is just the expense side, I actually think the revenue side is more interesting but we didn’t build a ton of that in so that remains all upside for us to do together.

Q: Does CTCT have relationships with some of our (Endurance) competitors and is that in jeopardy?

A: (Gail)

And the answer is “yes” and “yes”. So, some partners got some surprising calls this morning.. Web.com probably at the front of that and when you look at those contracts, they have rights to cancel etc. Nothing has happened this morning but I wouldn’t give it long odds for us not to hear from them by the end of week but .. that’s ok

(Hari)

We aren’t too worried about web.com… They can take their 17 bucks and go home (Laughter)

Q: What will happen to the CTCT Brand?

A: (Ron)

CTCT will be the largest brand that we now have in the Endurance family. And like Bluehost or Host Gator, the brand is how we go to market; the brand is what customers resonate with so the way we think about is that CTCT becomes another brand in the endurance family. Everybody at CTCT feels that they are still part of CTCT but they have this larger support system that comes from being part of the Endurance family that helps them grow their business faster as well as helps their customers grow their faster. So the CTCT brand will just be another important person on our team

Q: Gail, where are all of the CTCT employees located?

A: (Gail)

So we are about 1400. About 800 here in Waltham. About 350 in Loveland, CO Office, it’s a beautiful location about an hour north of Denver, with a big picture window and a view of the Rockies so a nice place to visit really in any season. We actually have a fairly large team in NYC. We bought a company called SinglePlatform in 2012. They are right at the tip of Manhattan at Battery Place so there is about 125-150 in that office. We have a San Fran office which is both development and core engineering, they do our mobile and social out there and business development. That office is about 35 people. And then there is some dribs and drabs in other places, we have a UK office with about 5 folks, an acquisition we did in Boca Raton Florida with about 5 folks and other little ones but the three big ones are Waltham, Loveland and New York City.

Q: For Gail, will you be coming on board or what are your plans?

A: (Gail)

Yes, so my plans at the moment are really to just make sure this goes incredibly well, so I am committed to staying on for a transition period, settling the team and the customers in…. haven’t exactly figured out how long that transition period is going to be but then at that point, I think that after 16 plus years, I’m ready to take a little break and find my next great adventure.

Pre-=sent in questions:

(Endurance specific question and answer followed)